* SJI uses the non-GAAP measure of Economic Earnings when discussing results. Economic Earnings eliminates all unrealized gains and losses on commodity derivative transactions and on the ineffective portion of interest rate derivative transactions. It also adjusts for realized gains and losses attributed to hedges on inventory transactions and for the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period. A full explanation and reconciliation of this non-GAAP measure is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures.”

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations/Media Contact: Marissa Travaline x4227 e-mail: mtravaline@sjindustries.com
August 4, 2016

SJI Reports Q2 Earnings;
Confirms 2016 Guidance

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced results for the second quarter of 2016.

GAAP income and Economic Earnings* for the year to date and for the second quarter are presented in the chart below, as compared with the same periods in 2015.

	2016	2015
GAAP income from continuing operations - YTD	$63.4 million	$67.2 million
GAAP income from continuing operations - Q2	$(4.8) million	$ 13.3 million
GAAP EPS per diluted share - YTD	$0.86	$0.98
GAAP EPS per diluted share - Q2	$(0.06)	$0.19

Economic Earnings - YTD	$65.7 million	$60.8 million
Economic Earnings - Q2	$8.7 million	$1.9 million
Economic EPS per diluted share - YTD	$0.89	$0.89
Economic EPS per diluted share - Q2	$0.12	$0.03

“Our second quarter performance reflects our continuing focus on driving growth through our core business lines,” said SJI President and CEO Michael J. Renna. “Strong year over year growth in our utility and in our wholesale business provides the foundation for near and longer term performance.”

“We also experienced marked improvement in our energy production business,” Renna continued. “After undergoing some significant changes in 2015, this area has rebounded well, delivering stronger operating performance in 2016 than in 2015, both for the second quarter and year-to-date.”

“Overall, these results support our strategy of achieving growth from high quality, repeatable, low risk earnings streams,” concluded Renna. “Further, they help to reaffirm our Economic EPS target for the year of between $1.29 and $1.35, and to drive progress toward our long term Economic Earnings target of $150 million by 2020.”

We do not provide GAAP earnings expectations due to the unpredictable impacts that mark-to-market adjustments can have on our commodity businesses. Although sometimes significant, these mark-to-market adjustments only affect the timing of when unrealized gains and losses are recognized.

EXPECTED CONTRIBUTIONS TO EARNINGS
The following chart outlines our expectations around 2016 Economic Earnings composition.

Business Lines	Expected Contribution to 2016 Economic Earnings
Regulated Gas Utility Operations	67 - 70 percent
Non-Utility SJ Energy Group	18 - 23 percent
SJ Energy Services	10 - 15 percent

The major drivers for the balance of 2016 will be continuing investments in utility infrastructure through our Accelerated Infrastructure Replacement Program, or AIRP, and Storm Hardening and Reliability Program, or SHARP, as well as utility customer growth that generally picks up throughout the third quarter and the early part of the fourth quarter. We expect the growing contribution from fuel management contracts in our wholesale business combined with improved operating performance across our energy production business to drive the contribution from our non-utility businesses.

The following provides a more detailed discussion of performance from each area of the business.

REGULATED BUSINESS PERFORMANCE
SOUTH JERSEY GAS:
Year-to-date utility net income of $49.5 million exceeded prior year results of $47.8 million. For the second quarter of 2016, the utility contributed $5.0 million to earnings, as compared to $5.2 million in the prior year. Although performance was relatively flat on a quarter over quarter basis, improved contributions from customer growth, as well as from our AIRP and SHARP investments drove a year-to-date improvement. There is no difference between SJG’s GAAP net income and Economic Earnings.

Customer Growth:
During the second quarter, South Jersey Gas added 1,698 new customers. From June 30, 2015 through June 30, 2016, our customer count increased by 4,929, bringing our total number of customers served to 374,818. During this same twelve-month period, we also achieved incremental net margin of $2.7 million from customer additions.

The 1.3% customer growth rate achieved over the last twelve months came despite an increased level of collection activity on past due accounts that began in March. However, with aggressive marketing in both new construction and conversions, we expect this growth rate to improve by year end, as natural gas remains the most cost effective fuel choice for home heating.

Regulatory Update:
Year-to-date investments under our AIRP and SHARP, in the aggregate, totaled $40.8 million, and are expected to total approximately $71 million by year end. Investments from these two programs provided an incremental net income contribution of $3.2 million for the first half of 2016, as compared with the same period in 2015, and are expected to add approximately $5.2 million in incremental net income on a full year basis.

During the second quarter, South Jersey Gas filed with the New Jersey Board of Public Utilities to adjust rates charged to customers associated with gas costs, our energy efficiency program, and our conservation incentive program. Approval of these three items as filed would result in an average decrease to customer bills of approximately 3.7 percent, without impacting utility net income. This reduction is afforded, in part, by lower natural gas prices from Marcellus production that have allowed us to continue making significant infrastructure investments while also holding customer rates to the same level as fifteen years ago.

Construction of the BL England pipeline is expected to commence upon the completion of the appeal process currently underway, and we continue to target a 2018 in-service date. Construction is nearly complete on the natural gas liquefier at our McKee City site. This liquefaction facility, designed to maintain operating pressures in our distribution system, is expected to be placed into service in November, in time for the 2016-2017 winter heating season.

SJI MIDSTREAM:
As the company looks forward to the completion of the Federal Energy Regulatory Commission’s environmental review of the PennEast pipeline in December 2016, we remain committed to seeing this critically important project developed. The project’s potential to significantly lower energy costs across our region has helped to drive support from 20 state and federal level legislators, over 30 business associations, and 11 Labor and Construction trades. We believe that the clear and demonstrated need for this pipeline and growing public support for the benefits it can provide will result in a Certificate of Public Convenience and Necessity being issued in early 2017, allowing for a targeted start-up date for this pipeline in the second half of 2018.

NON-UTILITY BUSINESS PERFORMANCE
SJ ENERGY GROUP:
The following chart details the quarterly and year-to-date contributions to earnings from our wholesale and retail commodity business, South Jersey Energy Group (SJEG):

	2016	2015
SJEG GAAP income from continuing operations - YTD	$10.0 million	$13.3 million
SJEG GAAP income from continuing operations - Q2	$(13.7) million	$ 9.6 million

SJEG Economic Earnings from continuing operations - YTD	$11.8 million	$8.5 million
SJEG Economic Earnings from continuing operations - Q2	$(0.3) million	$0.7 million

The contribution from South Jersey Energy Group for the quarter and year-to-date largely reflect our ability to optimize capacity in support of our existing wholesale and retail marketing contracts. The increase in volumes associated with our fuel management contracts also contributed to improvements on a year-over-year basis. Although this business line’s results for the quarter reflected the addition of two fuel supply management contracts, because the facilities they serve began operations in June, their impact is expected to be more apparent in future periods. Longer term, growth within this area will be supported by four additional fuel supply management contracts already announced and expected to come on-line by 2018, including the recently announced Lackawanna Energy Center, in Pennsylvania.

SJ ENERGY SERVICES:
The following chart details the quarterly and year-to-date contributions to earnings from our energy production business, South Jersey Energy Services (SJES):

	2016	2015
SJES GAAP income from continuing operations - YTD	$4.1 million	$6.2 million
SJES GAAP income from continuing operations - Q2	$3.9 million	$ (1.5) million

SJES Economic Earnings from continuing operations - YTD	$4.5 million	$4.6 million
SJES Economic Earnings from continuing operations - Q2	$4.1 million	$(4.0) million

Second quarter and year-to-date contributions from South Jersey Energy Services reflect improved performance from operating assets during both periods.

Economic Earnings for the second quarter of 2016 and 2015 for SJES did include non-recurring items that contributed to the large change from year to year. The second quarter of 2015 included a $10.9 million after tax charge related to the write-down of our investment in the central energy facility at the former Revel casino property, while the second quarter of 2016 included a settlement that provided after-tax proceeds of $1.3 million. Additionally, each period included the benefits of investment tax credits from solar development, which totaled $7.1 million and $1.1 million, respectively, in the second quarters of 2015 and 2016.

Excluding the impacts of these items, operating performance from this area of the business improved by roughly $1.9 million in the aggregate on an Economic Earnings basis for the second quarter of 2016, and $2.1 million for the first half of the year, as compared to the same periods in 2015. These results reflect the strategic decisions made in 2015 to reposition our energy production portfolio and execute specific initiatives aimed at boosting performance.

CONFERENCE CALL / WEBCAST DETAILS
To participate in the conference call at 11:00 AM ET on August 5, 2016, please pre-register by going to the South Jersey Industries website, www.sjindustries.com, and clicking on Investors, to access the pre-registration link. This will allow you to generate a PIN to expedite your inclusion into the conference call when dialing in. On the day of the call, dial 1-888-713-4217 approximately 15 minutes ahead of the scheduled call time; enter the participant pass code 30554844 and the PIN you received during pre-registration. International callers may dial 1-617-213-4869; enter the participant pass code 30554844 and the PIN you received during pre-registration.

To listen to the live webcast simply visit the South Jersey Industries website at
www.sjindustries.com, and scroll down to the “Webcasts and Presentations” section where you will find the link to participate. SJI encourages shareholders, media, and members of the financial community to listen to the webcast.

FORWARD LOOKING STATEMENT
This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target”, “will” and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were made and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in other filings made by us with the Securities and Exchange Commission (SEC). These cautionary statements should not be construed by you to be exhaustive and they speak only as of the date they are made. SJI undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT SOUTH JERSEY INDUSTRIES
South Jersey Industries (NYSE: SJI), an energy services holding company based in Folsom, NJ, operates its business through two primary subsidiaries. South Jersey Gas delivers clean, efficient natural gas and promotes energy efficiency to approximately 375,000 customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing, owning and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and fuel management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This news release includes the financial measures of Economic Earnings and Economic Earnings per share, which are not prepared in accordance with generally accepted accounting principles in the United States (GAAP), when evaluating the results of operations for its nonutility operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all derivative transactions, and (2) less realized gains and plus realized losses, as applicable and in each case after tax, on all commodity derivative transactions attributed to expected purchases of gas in storage to match the recognition of these gains and losses with the recognition of the related cost of the gas in storage in the period of withdrawal, and (3) less the impact of transactions or contractual arrangements where the true economic impact will be realized in a future period.

Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, and transactions or contractual arrangements where the true economic impact will be realized in a future period. Specifically, we believe that this financial measure indicates to investors the profitability of the entire derivative related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. Considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our GAAP income from continuing operations and earnings per share from continuing operations, to Economic Earnings and Economic Earnings per Share:

	Three Months Ended June 30	Six Months Ended June 30
	In thousands except per share data
	2016	2015	2016	2015

(Loss)/Income from Continuing Operations	$(4,798)	$13,341	$63,389	$67,194
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	22,523	(15,334)	3,911	(8,151)
Realized Losses on Inventory Injection Hedges	23	12	26	62
Net Losses from Affiliated Companies (A)	---	(3,777)	---	(2,540)
Other (B)	(41)	(41)	(82)	(82)
Income Taxes (C)	(9,002)	7,656	(1,542)	4,284
Economic Earnings	$8,705	$1,857	$65,702	$60,767

Earnings Per Share from Continuing Operations	$(0.06)	$0.19	$0.86	$0.98
(Minus)/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.30	(0.22)	0.05	(0.12)
Net Losses from Affiliated Companies (A)	---	(0.05)	---	(0.03)
Income Taxes (C)	(0.12)	0.11	(0.02)	0.06
Economic Earnings Per Share	$0.12	$0.03	$0.89	$0.89

The following table presents reconciliations of GAAP income from continuing operations to Economic Earnings and prior year comparisons for our non-utility businesses for the three and six months periods ended June 30, 2016:

	Three Months Ended June 30	Six Months Ended June 30
	In thousands except per share data
	2016	2015	2016	2015

South Jersey Energy Group Income/(Loss) from Continuing Operations	$(13,672)	$9,638	$9,967	$13,264
(Minus)/Plus
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	22,219	(14,957)	3,094	(8,087)
Realized (Gains)/Losses on Inventory Injection Hedges	23	12	26	62
Income Taxes (C)	(8,897)	5,978	(1,247)	3,210
South Jersey Energy Group Economic Earnings	$(327)	$671	$11,840	$8,449

South Jersey Energy Services Income/(Loss) from Continuing Operations	$3,903	$(1,496)	$4,079	$6,165
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	304	(377)	817	(64)
Net (Gains) from Affiliated Companies (A)	----	(3,777)	---	(2,540)
Other (B)	(41)	(41)	(82)	(82)
Income Taxes (C)	(105)	1,678	(295)	1,074
South Jersey Energy Services Economic Earnings	$4,061	$(4,013)	$4,519	$4,553

(A) Resulting from a reserve for uncollectible accounts recorded by an Energenic subsidiary that owned and operated a central energy center and energy distribution system for a hotel, casino and entertainment complex in Atlantic City, New Jersey. In the periods prior to the second quarter of 2015, this charge was excluded from Economic Earnings until the total economic impact of the proceedings was realized. During the second quarter of 2015, the Company, through its investment in Energenic, reduced the carrying value of the investment in this project. As such, this charge is included in Economic Earnings for the three and six months ended June 30, 2015.

(B) Represents additional depreciation expense within Economic Earnings on a solar generating facility. During 2012, an impairment charge was recorded within Income from Continuing Operations on a solar generating facility which reduced its depreciable basis and recurring depreciation expense. This impairment charge was excluded from Economic Earnings and, therefore, the related reduction in depreciation expense is being added back.

(C) Determined using a combined average statutory tax rate of 40%.